FOR IMMEDIATE RELEASE

Wingstop Inc. Reports Fiscal First Quarter 2016 Financial Results
Raises Annual Guidance for Fiscal Year 2016

Dallas, May 5, 2016 - (GLOBE NEWSWIRE) - Wingstop Inc. (NASDAQ: WING) today announced fiscal first quarter 2016 financial results for the period ended March 26, 2016 and also raised annual guidance for fiscal year 2016.

Highlights for the Fiscal First Quarter 2016 compared to the Fiscal First Quarter 2015

▪	Total revenue increased 16.0% to $22.1 million

▪	System-wide restaurant count increased 17.2% to 873 worldwide locations

▪	Domestic same store sales increased 4.6%

▪	Net income increased to $4.3 million, or $0.15 per diluted share, compared to $2.6 million, or $0.10 per diluted share

▪	Adjusted EBITDA*, a non-GAAP measure, increased 24.0% to $8.9 million

▪	Adjusted net income*, a non-GAAP measure, increased 33.2% to $4.6 million

▪	Adjusted earnings per pro-forma diluted share*, a non-GAAP measure, was $0.16, an increase of 33.3% from the prior year period

* Adjusted EBITDA, adjusted net income and adjusted earnings per pro-forma diluted share are non-GAAP measures. Reconciliations of adjusted EBITDA, adjusted net income and adjusted pro-forma diluted EPS to the most directly comparable financial measures presented in accordance with GAAP, are set forth in the schedules accompanying this release. See “Non-GAAP Financial Measures.”

President and Chief Executive Officer Charlie Morrison stated, “We continue to execute on our growth strategy which has resulted in a strong start to 2016, and we are raising our annual earnings guidance for 2016. We opened 28 net new restaurants during the first fiscal quarter and ended with 873 restaurants across 39 states and six countries, representing a unit growth rate of 17% over the prior-year period, and we also increased domestic same store sales by 4.6% during the quarter. This yielded a 16.0% increase in our top-line, which we then leveraged into even higher growth of 24.0% in adjusted EBITDA and 33.2% in adjusted net income.”

Morrison continued, “In addition to the strong results this quarter we have an exciting announcement regarding our future growth. At our Wingstop International Convention held in April, our domestic franchisees voted to accelerate our path to national advertising by one full year as compared to our previous expectation. We will commence our transition and become a national media buyer at the beginning of 2017. This decision will benefit all domestic restaurants across the country by making television advertising available to every market, which we expect will increase brand awareness as we continue our domestic growth.”

Key Operating Metrics for the Fiscal First Quarter 2016 Compared to the Fiscal First Quarter 2015

	Thirteen Weeks Ended
	March 26, 2016	March 28, 2015
Number of system-wide restaurants open at end of period	873	745
Number of domestic franchise restaurants open at end of period	796	681
Number of international franchise restaurants open at end of period	58	45
System-wide sales (in thousands)	$235,821	$199,217
System-wide domestic same store sales growth	4.6%	10.7%
Adjusted EBITDA (in thousands)	$8,917	$7,194

Fiscal First Quarter 2016 Financial Results

Total revenue for the fiscal first quarter 2016 increased 16.0% to $22.1 million from $19.0 million in the fiscal first quarter last year.

▪
Royalty revenue and franchise fees increased 21.0% to $13.5 million from $11.2 million in the fiscal first quarter last year. This was primarily due to a 17.6% increase in the number of franchised restaurants and domestic same store sales growth of 4.6%.

▪
Company-owned restaurant sales increased $0.7 million to $8.6 million from $7.9 million in the fiscal first quarter last year. The increase was the result of company-owned domestic same store sales growth of 9.0%.

Cost of sales increased 5.9% to $6.1 million from $5.7 million in the prior fiscal year’s first quarter. As a percentage of company-owned restaurant sales, cost of sales decreased 210 basis points to 70.8% from 72.9%. The decrease was primarily due to the leveraging of fixed costs due to the company-owned same store sales increase of 9.0% and a 1.5% decrease in commodities rates for bone-in-chicken wings as compared to the prior year period.

Selling, general & administrative expenses (SG&A) remained consistent at $7.7 million. SG&A expense included non-recurring costs of $0.5 million related to the follow-on offering during the current period, compared to non-recurring costs of $1.3 million associated with our preparation to become a public company in the comparable period in 2015. The decrease in non-recurring costs was offset primarily by headcount additions and other recurring costs associated with being a public company.

Net income increased 68.0% to $4.3 million, or $0.15 per diluted share, compared to net income of $2.6 million, or $0.10 per diluted share in the prior fiscal year’s first quarter.

Adjusted net income increased 33.2% to $4.6 million, or $0.16 per pro-forma diluted share, compared to $3.4 million, or $0.12 per pro-forma diluted share, in the prior fiscal year’s first quarter. A reconciliation between net income and adjusted net income as well as diluted shares to pro-forma diluted shares is included in the accompanying financial data.

Restaurant Development

As of March 26, 2016, there were 873 Wingstop restaurants system-wide. This included 815 restaurants in the United States, of which 796 were franchised restaurants and 19 were company-owned. Our international footprint consisted of 58 franchised restaurants across five countries. During the first quarter, there were 31 system-wide Wingstop openings, including 29 domestic franchised and 2 international franchised locations.

Fiscal Year 2016 Financial Outlook

For the fiscal year ending December 31, 2016, we are raising our earnings outlook to the following:

▪	Total revenue between $89 million and $90 million (up from $88 million and $89 million), an increase of 14.1% to 15.4% from 2015

▪
125 to 135 net system-wide restaurant openings, representing approximately 15% unit growth. This includes one additional corporate restaurant that is expected to open in the second or third fiscal quarter of 2016

▪	Consistent with our long term guidance, low single digit same store sales growth

▪
SG&A expense between $33 million and $34 million inclusive of approximately $1.3 million of stock based compensation expense, $0.9 million of expense associated with our franchisee convention, $0.8 million of expense associated with the 53rd week, $0.8 million of incremental on-going public company costs and $0.5 million of transaction costs related to the March 2016 secondary stock offering

▪	Adjusted EBITDA, a non-GAAP measure, of approximately $33.5 million (up from $33 million), an increase of 16% from 2015

▪	Adjusted earnings per pro-forma diluted share, a non-GAAP measure, of approximately $0.57 (up from $0.55)

▪	Pro-forma diluted share count, a non-GAAP measure, of approximately 29 million shares

▪	Included in the above amounts is the expected impact of the 53rd week of fiscal year 2016, which is approximately $1.4 million of revenue and $0.3 million of adjusted EBITDA

The following definitions apply to these terms as used in this release:

Same store sales reflects the change in year-over-year sales for the comparable restaurant base. We define the comparable restaurant base to include those restaurants open for at least 52 full weeks. This measure highlights the performance of existing restaurants, while excluding the impact of new restaurant openings and closures.

System-wide sales represents net sales for all of our company-owned and franchised restaurants, as reported by franchisees.

Adjusted EBITDA is defined as net income before interest expense, net, income tax expense, and depreciation and amortization (EBITDA) further adjusted for management fees and expense reimbursement, transaction costs, gains and losses on the disposal of assets, and stock-based compensation expense. We caution investors that amounts presented in accordance with our definitions of EBITDA and Adjusted EBITDA may not be comparable to similar measures disclosed by our competitors, because not all companies and analysts calculate EBITDA and Adjusted EBITDA in the same manner.

Adjusted net income is defined as net income plus management fees, transactions costs and non-cash gains and losses resulting from the disposal of assets, minus related adjustments to income tax expense.

Pro-forma diluted share count gives historical effect to the additional 2,150,000 shares of our common stock issued in the IPO as if all shares had been outstanding as of December 28, 2013.

Adjusted earnings per pro-forma diluted share is defined as adjusted net income divided by pro-forma diluted share count.

Conference Call & Webcast

Charlie Morrison, President and Chief Executive Officer, and Mike Mravle, Chief Financial Officer, will host a conference call today to discuss fiscal first quarter 2016 financial results at 4:30 PM Eastern Time. The conference call can be accessed live over the phone by dialing (877) 407-0789 or for international callers by dialing (201) 689-8562. A replay will be available two hours after the call and can be accessed by dialing (877) 870-5176 or for international callers by dialing (858) 384-5517; the passcode is 13635183. The replay will be available through Thursday, May 12, 2016.

The conference call will also be webcast live and later archived on the investor relations section of Wingstop’s corporate website at ir.wingstop.com under the ‘News & Events’ section.

About Wingstop

Founded in 1994 and headquartered in Dallas, Texas, Wingstop Inc. (NASDAQ: WING) operates and franchises 873 restaurants across the United States, Mexico, Singapore, the Philippines, Indonesia, and the United Arab Emirates as of the end of the fiscal first quarter 2016. The Wing Experts’ menu features classic and boneless wings with 11 bold, distinctive flavors including Original Hot, Cajun, Atomic, Mild, Teriyaki, Lemon Pepper, Hawaiian, Garlic Parmesan, Hickory Smoked BBQ, Louisiana Rub and Mango Habanero. Wingstop’s wings are always cooked to order, sauced and tossed and served with a variety of house-made sides including Wingstop’s hand-cut, seasoned fries. For more information visit www.wingstop.com or www.wingstopfranchise.com. Become a fan of Wingstop by visiting facebook.com/wingstop or twitter.com/wingstop.

Non-GAAP Financial Measures

To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use non-GAAP financial measures including those indicated above. By providing non-GAAP financial measures, together with a reconciliation to the most comparable GAAP measure, we believe we are enhancing investors’ understanding of our business and our results of operations, as well as assisting investors in evaluating how well we are executing our strategic initiatives. These measures are not intended to be considered in isolation or as substitutes for, or superior to, financial measures prepared and presented in accordance with GAAP. The non-GAAP measures used in this press release may be different from the measures used by other companies. A reconciliation of each measure to the most directly comparable GAAP measure is available in this news release. In addition, the Current Report on Form 8-K furnished to the SEC concurrent with the issuance of this press release includes a more detailed description of each of these non-GAAP financial measures, together with a discussion of the usefulness and purpose of such measures.

Forward-looking Information

Certain statements contained in this news release, as well as other information provided from time to time by Wingstop Inc. or its employees, may contain forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “guidance,” “anticipate,” “estimate,” “expect,” “forecast,” “project,” “plan,” “intend,” “believe,” “confident,” “may,” “should,” “can have,” “likely,” “future” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. Examples of forward-looking statements in this news release include our fiscal year 2016 outlook for new restaurant openings, domestic same store sales growth, total revenue, SG&A expenses, adjusted EBITDA, adjusted net income, adjusted earnings per pro-forma diluted share and our diluted share count, as well as our anticipated potential domestic restaurant expansion opportunity and positioning to deliver sustainable and profitable growth.

Any such forward looking statements are not guarantees of performance or results, and involve risks, uncertainties (some of which are beyond the Company’s control) and assumptions. Although we believe any forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual financial results and cause them to differ materially from those anticipated in any forward-looking statements. Please refer to the risk factors discussed in our Form 10-K for the year ended December 26, 2015, which can be found at the SEC’s website www.sec.gov. The discussion of these risks is specifically incorporated by reference into this news release.

Any forward-looking statement made by Wingstop Inc. in this press release speaks only as of the date on which it is made. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Media Contact
Kristina Jorge
646-277-1234
wingstop@icrinc.com

Investor Contact
Raphael Gross
203-682-8253
raphael.gross@icrinc.com

WINGSTOP INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(amounts in thousands, except share and per share amounts)

	March 26, 2016	December 26, 2015
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$8,316	$10,690
Accounts receivable, net	2,556	3,404
Prepaid expenses and other current assets	1,662	1,752
Advertising fund assets, restricted	3,514	3,774
Total current assets	16,048	19,620
Property and equipment, net	4,519	4,593
Goodwill	45,128	45,128
Trademarks	32,700	32,700
Customer relationships, net	17,957	18,296
Other non-current assets	255	313
Total assets	$116,607	$120,650
Liabilities and stockholders' deficit
Current liabilities
Accounts payable	$1,353	$1,360
Other current liabilities	9,213	7,436
Advertising fund liabilities, restricted	3,514	3,774
Total current liabilities	14,080	12,570
Long-term debt, net	85,042	95,008
Deferred revenues, net of current	6,994	7,623
Deferred income tax liabilities, net	13,025	13,018
Other non-current liabilities	2,240	2,104
Total liabilities	121,381	130,323
Commitments and contingencies
Stockholders' deficit
Common stock, $0.01 par value; 100,000,000 shares authorized; 28,635,138 and 28,581,182 shares issued and outstanding as of March 26, 2016 and December 26, 2015, respectively	286	286
Additional paid-in-capital	37,479	36,870
Accumulated deficit	(42,539)	(46,829)
Total stockholders' deficit	(4,774)	(9,673)
Total liabilities and stockholders' deficit	$116,607	$120,650

WINGSTOP INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(Unaudited)
(amounts in thousands, except per share data)

	Thirteen Weeks Ended
	March 26, 2016	March 28, 2015

Revenue:
Royalty revenue and franchise fees	$13,498	$11,157
Company-owned restaurant sales	8,576	7,869
Total revenue	22,074	19,026
Costs and expenses:
Cost of sales (1)	6,077	5,736
Selling, general and administrative	7,655	7,676
Depreciation and amortization	714	663
Total costs and expenses	14,446	14,075
Operating income	7,628	4,951
Interest expense, net	761	787
Other expense, net	28	29
Income before income tax expense	6,839	4,135
Income tax expense	2,549	1,581
Net income	$4,290	$2,554

Earnings per share
Basic	$0.15	$0.10
Diluted	$0.15	$0.10

Weighted average shares outstanding
Basic	28,586	26,290
Diluted	28,967	26,607

(1) exclusive of depreciation and amortization, shown separately

WINGSTOP INC. AND SUBSIDIARIES
Unaudited Supplemental Information

	Thirteen Weeks Ended
	March 26, 2016	March 28, 2015
Domestic Franchised Activity:
Beginning of period	767	652
Openings	29	29
Closures	—	—
Restaurants end of period	796	681

Domestic Company-Owned Activity:
Beginning of period	19	19
Openings	—	—
Closures	—	—
Restaurants end of period	19	19

Total Domestic Restaurants	815	700

International Franchised Activity:
Beginning of period	59	41
Openings	2	5
Closures	(3)	(1)
Restaurants end of period	58	45

Total System-wide Restaurants	873	745

WINGSTOP INC. AND SUBSIDIARIES
Non-GAAP Financial Measures - EBITDA and Adjusted EBITDA
(Unaudited)
(in thousands)

	Thirteen Weeks Ended
	March 26, 2016	March 28, 2015
Net income	$4,290	$2,554
Interest expense, net	761	787
Income tax expense	2,549	1,581
Depreciation and amortization	714	663
EBITDA	$8,314	$5,585
Additional adjustments:
Management fees (a)	—	117
Transaction costs (b)	450	1,303
Stock-based compensation expense (c)	153	189
Adjusted EBITDA	$8,917	$7,194

(a)	Includes management fees and other out-of-pocket expenses paid to Roark Capital Management, LLC.

(b)	Represents costs and expenses related to refinancings of our credit agreement and our public offerings.

(c)	Includes non-cash, stock-based compensation.

WINGSTOP INC. AND SUBSIDIARIES
Non-GAAP Financial Measures - Adjusted Net Income,
Pro-forma Diluted Shares and Adjusted EPS
(Unaudited)
(in thousands, except per share data)

	Thirteen Weeks Ended
	March 26, 2016	March 28, 2015
Numerator:
Net income	$4,290	$2,554
Adjustments
Management fees (a)	—	117
Transaction costs (b)	450	1,303
Tax effect of adjustments (c)	(168)	(542)
Adjusted net income	$4,572	$3,432

Denominator:
Weighted-average shares outstanding - diluted	28,967	26,607
Adjustments
Assumed issuance of shares in connection with the IPO (d)	—	2,150
Pro-forma weighted-average shares outstanding - diluted	28,967	28,757

Adjusted earnings per pro-forma diluted share	$0.16	$0.12

(a)	Includes management fees and other out-of-pocket expenses paid to Roark Capital Management, LLC.

(b)	Represents costs and expenses related to refinancings of our credit agreement and our public offerings.

(c)
Represents the tax effect of the aforementioned adjustments to reflect corporate income taxes at assumed effective tax rate of 37.3% and 38.2% for the periods ended March 26, 2016 and March 28, 2015, respectively, which includes provisions for U.S. federal income taxes, and assumes the respective statutory rates for applicable state and local jurisdictions.

(d)	Adjustment to give effect to shares issued in the Company’s initial public offering as if the shares were issued and outstanding as of December 28, 2013.